EXHIBIT 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors:

Petro Resources Corporation
Houston, Texas

We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of our report dated March 1, 2006 relating to the balance sheet of Petro Resources Corporation as of December 31, 2005, and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended, appearing in Petro Resources Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2006.

We also consent to the reference to our firm under the heading "Experts" appearing herein.

/s/ Farber Hass Hurley & McEwen, LLP
Farber Hass Hurley & McEwen, LLP

http://www.fhhmcpas.com/
Granada Hills, California

October 17, 2007